Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports, dated February 27, 2009, relating to the consolidated financial statements of United Parcel Service, Inc. (the “Company”) as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109),” on January 1, 2007, the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, on January 1, 2006, and the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132 (R))”, on December 31, 2006).
/s/ Deloitte & Touche LLP
Atlanta, Georgia
June 4, 2009